FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT dated as of June 1, 2007 (this "Amendment"), is entered into among SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (the "Company"), SUN COMMUNITIES, INC., a Maryland corporation (the "REIT"), the financial institutions that are parties hereto (together with their respective successors and assigns, the "Lenders"), LASALLE BANK MIDWEST NATIONAL ASSOCIATION, formerly known as Standard Federal Bank National Association (in its individual capacity, "LaSalle"), as administrative agent for the Lenders, THE HUNTINGTON NATIONAL BANK, as documentation agent for the Lenders, and KEYBANK NATIONAL ASSOCIATION, as syndication agent for the Lenders.

WHEREAS, the Company, the REIT, LaSalle and all of the Lenders are parties to that certain Credit Agreement, dated as of September 30, 2004 which was amended by a First Amendment to Credit Agreement, a Second Amendment to Credit Agreement and a Third Amendment to Credit Agreement of various dates (as so amended, the “Credit Agreement”) and various other Loan Documents (as defined in the Credit Agreement); and

WHEREAS, the parties desire to further amend the Credit Agreement in certain respects, as hereinafter set forth.

NOW THEREFORE, for valuable consideration; the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agree as follows:

1.     The definition of “Agent Fee Letter” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Agent Fee Letter means the Fee letter dated as of August 5, 2004 between the Company and the Administrative Agent, as amended by the Fee letter dated as of June 1, 2007 between the Company and the Administrative Agent.

2.            The definition of “Applicable Margin” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the "Level") then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column "LIBOR Margin", (ii) Base Rate Loans shall be the percentage set forth under the column "Base Rate Margin" and (iii) the L/C Fee shall be the percentage set forth under the column "L/C Fee Rate":

Level	Total Leverage Ratio	LIBOR Margin	Base Rate Margin	L/C Fee Rate
I	Less than 0.40:1	1.125%	0%	1.125%
II	Greater than or equal to 0.40:1 but less than 0.50:1	1.25%	0%	1.25%
III	Greater than or equal to 0.50:1 but less than 0.60:1	1.50%	0.15%	1.50%
IV	Greater than or equal to 0.60:1	1.65%	0.40%	1.65%

The LIBOR Margin, the Base Rate Margin and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Section 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin and the L/C Fee Rate shall be based upon Level IV above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

3.            The definition of “Change of Control” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Change of Control means that the Shiffman Parties, collectively, shall have sold more than ten percent (10%) of the interests owned by the Shiffman Parties as of April 1, 2007 in the Capital Securities of the Company and the REIT (such interests are described on Schedule A attached hereto and made a part hereof) to any Person other than a Shiffman Party.

4.            The definition of “Computation Period” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter, provided, however, that for purposes of computing EBITDA and Net Operating Income, all rental increases that became effective during the Computation Period shall be deemed to have become effective on the first day of such Computation Period and remained in effect through and including the last day of such Computation Period, regardless of the date during such Computation Period on which such rental increases actually became effective.

5.            The definition of “Debt” as set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof: “Notwithstanding anything contained herein to the contrary, trust preferred securities and/or preferred stock issued by the REIT, the Company and/or their consolidated Subsidiaries shall be excluded from the definitions of Debt, provided that each such trust preferred securities or preferred stock., as the case may be, (i) is subordinate in right of payment to the Obligations and (ii) has a stated maturity date that is no earlier than the Termination Date.”

6.            The definition of “Fixed Charges” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Fixed Charges means cash Interest Expense, capitalized interest, scheduled amortization payments, and preferred dividends (if any). Notwithstanding the above, neither prepayment penalty fees, other costs associated with prepayment of indebtedness, nor regularly scheduled balloon payments will be included in Fixed Charges.

7.            The definition of “Termination Date” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Termination Date means (a) October 1, 2010 or (b) if Company has timely exercised its option to extend the Termination Date pursuant to Section 6.6, October 1, 2011 or (c) such earlier date on which the Commitments terminate pursuant to Section 6 or 13.

8.            Section 1.1 of the Credit Agreement is hereby amended by adding a new definition thereto, reading as follows:

Shiffman Parties means Gary A. Shiffman, the immediate family members of Gary A. Shiffman, the Milton M. Shiffman Spouse’s Marital Trust, the 1997 Shiffman Charitable Remainder Unitrust, AS-SUN LLC, GSH-SUN LLC, Shiffman Equities LLC, GAS-SUN LLC, any trust or other entity established for estate planning purposes for any one or more of the foregoing, and any other Person owned or controlled by any one or more of the foregoing.

9.            Section 5.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

5.1             Non-Use Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender, in accordance with such Lender's Pro Rata Share, a non-use fee (the "Non-Use Fee"): (a) for the period from the Effective Date to May 31, 2007, at the per annum rate of 0.20% of the daily unused amount of the Revolving Commitment and (b) for the period from June 1, 2007 to the Termination Date, at the per annum rate of 0.175% of the daily unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings, excluding the outstanding amount of any Swing Line Loans. Such Non-Use Fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such Non-Use Fee shall not have previously been paid, provided, however that the Non-Use Fee shall not be payable for the period prior to the date which is six (6) months after the Effective Date. The Non-

Use Fee shall be computed for the actual number of days elapsed on the basis of a year of 365 days.

10.          Section 6.6.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

6.6.1      The Company's Option to Extend. Provided that no Unmatured Event of Default or Event of Default has occurred and is continuing, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may, extend the Termination Date to October 1, 2011, provided, however, (a) that such written notice shall be received by the Administrative Agent not more than 120 days and not less than 90 days prior to the Termination Date and (b) such written notice shall be accompanied by a nonrefundable extension fee in an amount equal to 0.125% of the Revolving Commitment from which the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of such extension fee.

11.          Section 11.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

11.3       Restricted Payments. Commencing on the earlier of (Y) the second Fiscal Quarter of 2005 or (Z) the Fiscal Quarter next following the date that the Company's cash position is less than $10,000,000.00, not pay or declare Distributions that in the aggregate exceed (a) ninety percent (90%) of the Funds From Operations of the Company individually and combined with the REIT (without duplication), respectively, in any four consecutive calendar quarters, (b) the amount necessary to maintain the REIT's status as a real estate investment trust under Section 856 of the Code, or (c) the amount necessary for the REIT to avoid the payment of any federal income or excise tax, whichever of (a), (b) or (c) is greatest; provided, however that the percentage set forth in clause (a) shall be ninety-two percent (92%) for any four consecutive calendar quarters ending in calendar year 2007 and calendar year 2008.

12.          Section 11.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.4           Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; (iii) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company); (iv) any merger, consolidation, sale, transfer, conveyance, lease, assignment or other transaction described in Section 11.4(a) hereof that does not result in a Change of Control; (v) any sale, transfer, conveyance, lease, assignment or other transaction concerning Capital Securities described in Section 11.4(b) hereof that does not result in a Change of Control; and (vi) any Acquisition by the Company or any Wholly-Owned Subsidiary where:

•             the property, business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties on the Effective Date;

•             immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

•             immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.13;

•             in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition;

•             not less than ten Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, and the Company's calculation of pro forma EBITDA relating thereto; and

(F)          the Administrative Agent and Required Lenders shall have approved the Company's computation of pro forma EBITDA, provided that if the Administrative Agent and Required Lenders shall not have notified the Company that they disapprove such computation of pro forma EBITDA within 5 Business Days after they have received such computation, then they shall be deemed to have approved such computation.

13.	Section 11.13.1 of the Credit Agreement is hereby deleted in its entirety.

14.          Section 11.13.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

11.13.2                Adjusted EBITDA to Fixed Charge Ratio. Not permit the ratio of Adjusted EBITDA to Fixed Charge for any Computation Period to be less than (a) 1.40 to 1 during any Computation period ending prior to April 1, 2007 or (b) 1.45 to 1 during any Computation period ending after March 31, 2007.

15         Except as specifically modified or amended by the terms of this Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower and the REIT, by execution of this Amendment, hereby reaffirm, assume and bind themselves to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents. Each of the Guarantors, by execution of this Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in its respective Guaranty.

16.        To induce LaSalle and the Lenders to enter into this Amendment, the Company and the REIT each hereby certify, represent and warrant to LaSalle and the Lenders that:

(a)          Organization. The Company and the REIT are each duly organized, existing and in good standing under the laws of its State of organization, with full and adequate power to carry on and conduct its business as presently conducted. The Company and the REIT are each duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The organizational documents and authorizing resolutions of the Company and the REIT have not been changed or amended since the most recent date that copies thereof were delivered to the Lenders. The exact legal name of the Company and the REIT are each is as set forth in the first paragraph of this Amendment.

(b)          Authorization. The Company and the REIT are each duly authorized to execute and deliver this Amendment, the Company is and will continue to be duly authorized to borrow monies under the Loan Documents, as amended hereby, and each of the Company and the REIT is and will continue to be duly authorized to perform its obligations under the Loan Documents, as amended hereby.

(c)          No Conflicts. The execution and delivery of this Amendment and the performance by the Company and the REIT of their obligations under the Loan Documents, as amended hereby, do not and will not conflict with any provision of law or of the organizational documents of the Company or the REIT or of any agreement binding upon any of the Company or the REIT.

(d)          Validity and Binding Effect. The Loan Documents, as amended hereby, are legal, valid and binding obligations of the Company and the REIT, enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

(e)          Compliance with Credit Agreement. The representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof.

(f)           No Event of Default. As of the date hereof, no Event of Default and no Unmatured Event of Default under the Loan Documents, as amended hereby, has occurred or is continuing.

17.        Each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

18.        The Company shall pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of LaSalle or any affiliate or parent of LaSalle. The Company shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

19.          This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof.

The parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By:        Sun Communities, Inc., a Maryland corporation, its general partner

By:___________________________

Jeffrey P. Jorissen
Title: Executive Vice President
and Chief Financial Officer

SUN COMMUNITIES, INC. , a Maryland corporation By: ___________________________ Jeffrey P. Jorissen Title: Executive Vice President and Chief Financial Office

LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender and as a Lender By: _________________________________ Scott M. McLean Title: Vice President
THE HUNTINGTON NATIONAL BANK, as Documentation Agent and as a Lender By: _________________________________ Daniel LeFevre Title: Vice President
KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender By: _________________________________ Jane E. McGrath Title: Vice President
NATIONAL CITY BANK OF THE MIDWEST, as a Lender By: _________________________________ Thomas R. McLean Title: Senior Vice President

SOVEREIGN BANK, as a Lender By: _________________________________ T Gregory Donohue Title: Vice President _________________________________

ACKNOWLEDGEMENT AND CONSENT OF GUARANTORS

Each of the undersigned Guarantors hereby acknowledges and consents to the foregoing Fourth Amendment to Credit Agreement and agrees and confirms that its Guaranty continues as a guaranty of all of the Borrower’s obligations under said Credit Agreement, as so amended.

SUN COMMUNITIES, INC., a Maryland corporation, as general partner of Sun Communities Operating Limited Partnership, a Michigan limited partnership, (A) the sole member of River Ridge Investments LLC, a Michigan limited liability company, the general partner of Sun River Ridge Limited Partnership, a Michigan limited partnership, (B) the sole member and manger of Sun Financial LLC, a Michigan limited liability company, and (C) the sole member of Sun Communities Mezzanine Lender LLC, a Michigan limited liability company, the general partner of Sun Communities Texas Mezzanine Lender Limited Partnership, a Michigan limited partnership.

SUN TEXAS QRS, INC., a Michigan corporation, general partner of (A) Sun Communities Texas Limited partnership, a Michigan limited partnership, (B) Sun Oakcrest Limited Partnership, a Michigan limited partnership, (C) Sun Saddle Brook Limited Partnership, a Michigan limited partnership, and (D) Sun Financial Texas Limited Partnership, a Michigan limited partnership.

By:___________________________________________________

Jeffrey P. Jorissen, Executive Vice President and Chief Financial Officer of Sun Communities, Inc. and Chief Financial Officer of Sun Texas QRS, Inc.

SUN COMMUNITIES, INC.,

a Maryland corporation

By:___________________________

Jeffrey P. Jorissen, Executive Vice President and Chief Financial Office